Exhibit 10.7.10

Amendment #10

161 Chestnut Street
1 City Centre
Rochester, NY 14604

August 15, 2005

Mr. G. Boyd, Chief Financial Officer
Eschelon Telecom, Inc.
730 2nd Avenue South, Suite 900
Minneapolis, Minnesota 55402

Re: Amendment to Carrier Service Agreement

Dear Mr. Boyd:

Enclosed please find a fully executed copy of the above document.

If you have any questions, please contact your sales manager, Steven Graham.

Very truly yours,

/s/ Jacqueline A. LoPresti
Jacqueline A. LoPresti
Sr. Contract Administrator
North American Carrier Services
Enclosure

EXECUTION COPY

AMENDMENT #10 TO CARRIER SERVICE AGREEMENT

ESCHELON TELECOM, INC.

August 3, 2005

This is Amendment #10 to the Carrier Service Agreement between Global Crossing Bandwidth, Inc., on behalf of itself and its affiliates that may provide a portion of the services hereunder (“Global Crossing”) and Eschelon Telecom, Inc. (“Eschelon” or “Purchaser”), dated August 25, 2000, as amended (the “Agreement”).

1.                          Except as otherwise stated, capitalized terms used herein shall have the same meaning as set forth in the Agreement.

2.                          Eschelon’s IP Transit Service Rate Schedule, Amended Exhibit P(a) is revised as follows:

Eschelon agrees to a Monthly IP Commitment over all of its OC-n IP circuits of 420 Mbps for a term of two (2) years, commencing with its first full Billing Cycle following the installation of Eschelon’s OC-3 circuit in Denver, Colorado. Until such installation, the Monthly IP Commitment shall be 355 Mbps, commencing with Eschelon’s first full Billing Cycle following execution of this Amendment by Global Crossing.

	Minimum	MRC (Mbps)
Port	Bandwidth	Full Pipe	Less than Full Pipe	Bursted
DS-3	10 Mbps	$55	$60	$60
OC-3	65 Mbps	$40	$45	$50
OC-12	200 Mbps	$35	$40	$50

If Eschelon’s Monthly IP Commitment does not meet 420 mbps, Eschelon shall be billed a shortfall for that month at $45/mbps. (eg if Eschelon’s monthly usage is 400 mbps, Eschelon shall be billed a shortfall of 20 mbps x $45 = $900). Usage in excess of minimum commit levels will be considered burst and will be billed at the applicable bursted rate. Eschelon reserves the right to increase its minimum commit level to a level higher than 420 Mbps through issuance of a documented order to allow Eschelon to maintain best possible rate for usage requirements. Requests to change the committed bandwidth amount must be sent in writing and received by Global Crossing at least fifteen (15) days prior to the beginning of the Billing Cycle in which those changes are to occur.

The Parties agree that Eschelon’s Minneapolis, MN OC-3 port shall be cancelled, without termination penalty, and replaced with an OC-3 port located in Denver, CO, which OC-3 port shall have a two (2) year term, commencing with installation thereof. Any applicable change fees shall be payable.

The balance of Eschelon’s Amended Exhibit P(a) shall remain unchanged.

3.                          Eschelon requests subscription to Global Crossing’s Mid Span Meet Service, attached to this Amendment as Exhibits V and V(a).

4.                          The revised IP Transit monthly recurring charges, as mentioned in Item #2 above, will be effective on a go forward basis for all existing and renewed IP circuits and new IP orders placed following the execution of this Amendment #10 by Global Crossing. The rates for any newly subscribed Service shall be effective upon execution of this Amendment by Global Crossing.

5.                          The balance of the Agreement and any executed amendments or addenda thereto not modified by this Amendment #10 shall remain in full force and effect.

6.                          This Amendment #10 is effective as of the date signed by Global Crossing below.

Global Crossing Bandwidth, Inc.			Eschelon Telecom, Inc.

By:	/s/ Cody Jenkins		By:	/s/ Geoffrey M. Boyd
	Print Name:	Cody Jenkins		Print Name:	Geoffrey M. Boyd
	Print Title:	Vice President		Print Title:	CFO
North American Carrier Services

Date:	8/15/05			Date:	8/9/05

Exhibit V

MID SPAN MEET ACCESS SERVICE

All Mid Span Meet facilities are pending Global Crossing’s Engineering approval based upon the information provided to Global Crossing by Customer in the Service Inquiry Form. Any approved facilities shall be presented to Customer as an amendment pursuant to Section A, Subsection 2 below.

TERMS AND CONDITIONS

A.                                    Service Overview

1.                                     Global Crossing shall provide Mid Span Meet Access Service (“MSM Access” or “Service”) to Customer, consisting of connectivity between the Global Crossing network Point of Presence (“Global Crossing POP”) and a Network Fiber Distribution Panel (“NFDP”) owned and maintained by Global Crossing on Global Crossing Premises. The connectivity is accomplished by a fiber jumper cable supplied by Global Crossing. The connection at the Global Crossing POP is to circuit(s) previously purchased, or subscribed for, by Customer. MSM Access is available for connections to the Global Crossing network at the optical level (speeds of OC-3 or higher) only.

2.                                       This Exhibit contains the general terms and conditions applicable to MSM Access. Separate MSM Access Schedules (“Schedules”) may be attached hereto from time to time covering each separate site where MSM Access will be established. All Schedules, upon their execution by both Parties, shall be incorporated herein and shall become a part hereof.

3.                                       Connectivity provided by Global Crossing terminates on the Customer side of the NFDP (the “Customer Interface”) in Global Crossing Premises. The demarcation point is the NFDP in Global Crossing’s POP. Customer is responsible for handing off an acceptable interconnecting signal and installing the fiber in accordance with the requirements of this Exhibit.

4.                                       Customer, or Customer’s subcontractor, is responsible for (a) bringing interconnecting fiber to Global Crossing Premises, which shall be identified to Customer by street address, floor and room number (if applicable), and (b) installing the interconnecting fiber at the Customer Interface using appropriate Local Access Interface Equipment.

5.                                       Customer understands and acknowledges that MSM Access is offered by Global Crossing on an “as available” basis.

6.                                       Rates and charges for MSM Access are as set forth in Section C of these Terms and Conditions, unless otherwise modified for a specific site in the Schedule for such site.

7.                                       Initial Capitalized Terms used herein shall have the meaning set forth in Section H hereof.

B.                                    Term

The term of a Service with respect to each specific site shall be as set forth in the applicable Schedule and shall commence on the Service Commencement Date (the “Commencement Date”), but shall be immediately terminable by Global Crossing upon the termination, expiration or cancellation for any reason of any (i) underlying agreement between Global Crossing and any other party involving Global Crossing’s continued use of the Facility, (ii) the agreement to which this Exhibit is attached, or (iii) this Exhibit. Following the expiration of the term for a Service as set forth in the Schedule for a Service, the term for such Service shall automatically renew on a month-to-month basis in accordance with the same terms and conditions specified herein, unless terminated by either Party upon sixty (60) days prior notice to the other Party.

Global Crossing shall not be liable to Customer in any way as a result of Global Crossing’s failure (for any reason) to tender possession of the Service on or before the scheduled commencement date listed in the MSM Access Schedule.

C.                                    Charges and Payment

1.                                       The charges for each Service are as follows:

A.                      A Monthly Recurring Charge of US $200 per fiber pair or two (2) positions on a Fiber Distribution panel will be assessed to Customer’s account upon the Commencement Date.

B.                        A one-time Non-Recurring Charge of US $2,000 per six (6) pairs of fiber or twelve (12) fiber distribution panel assignments will be assessed to Customer’s account upon the Commencement Date. If additional assignments are needed, the NRC is $1,000 for each additional six (6) pairs or twelve (12) fiber distribution panel assignments.

C.                        If applicable, Customer shall pay Global Crossing the amount set forth in each MSM Schedule for the cost of engineering or improvements to the Space required to be made by Global Crossing in order to accommodate Customer’s Mid Span Meet into the Space (the “Make-Ready Fee”). The Make-Ready Fee shall be payable to Global Crossing upon the Commencement Date.

D.                       Fee for Return to Pre-existing Condition: Upon termination or expiration of a Service, Customer shall pay to Global Crossing all reasonable costs and expenses of Global Crossing to return the Premises to its pre-existing condition prior to the grant to Customer of the rights hereunder, reasonable wear and tear excepted.

E.                         Dispatch Fees: $70 per hour (one-hour minimum) for unmanned sites during business hours (Monday-Friday, 8:00 am to 6:00 pm) and $95 per hour (two-hour minimum), for unmanned sites during non-business hours and nationally recognized holidays.

F.                         All charges are exclusive of any and all applicable taxes and regulatory surcharges (if any) which Global Crossing is permitted or obliged to pass on to Customer.

2.                                       Cancellation Charges:  Customer acknowledges that Global Crossing shall commence provisioning of Customer’s order for MSM Access in reliance upon Customer’s commitment for the Service. In the event of cancellation of Customer’s Service order for any reason after the scheduled Commencement Date, but before the payment of the non-recurring charge set forth in Section C(l) hereof, Customer shall be liable to pay to Global Crossing, as liquidated damages, the sum of $500.

E.                                      Maintenance

Global Crossing provides a coordinated, single point of contact maintenance function for Customer on a 7 day x 24 hour x 365 day basis, which will be identified to Customer. Maintenance support is: (a) between the Global Crossing network POP and the Global Crossing side of the NFDP, and (b) on the NFDP itself. Global Crossing may, in its sole discretion, suspend the provision of a Service (or any part thereof) for reasons of network or equipment modification, or preventive, or emergency maintenance, but will use its best efforts to give Customer advance notice, when practicable, of any such action. Customer shall not make any alterations, changes, additions or improvements to the Facility without Global Crossing’s prior written consent.

F.                                      Insurance, Indemnity and Damage to Facility

1.                                       While this Exhibit or any Service is in effect, Customer shall maintain in force and effect policies of insurance as follows:

(i)                        Comprehensive General Liability Insurance, including contractual liability and broad property damage, covering personal injury or death and property damage, with a combined single limit of at least $1 million; and

(ii)                     Worker’s Compensation Insurance with limits required by the laws of the state in which the Facility is located.

The liability insurance shall name Global Crossing as an additional insured and shall be primary insurance, and Global Crossing’s insurance shall not be called upon for contribution towards any such loss. Customer’s insurer shall provide Global Crossing with at least ten (10) days prior written notice of cancellation or change in coverage. All insurance required of Customer shall be evidenced by certificates of insurance provided to Global Crossing.

2.                                       Customer shall be liable for and shall indemnify, defend and hold Global Crossing harmless from and against any and all claims, demands, actions, damages, liability, judgments, expenses and costs (including reasonable attorneys fees) arising from (i) Customer’s use of the Service or (ii) any damage or destruction to the Premises, Global Crossing’s network or to the Facility or any property or equipment therein caused by or due to the acts or omissions, negligent or otherwise of Customer, its employees, agents or representatives, invitees, or subcontractors. Global Crossing shall be liable for and shall indemnify Customer as set out in the Agreement.

3.                                       THE SERVICE IS PROVIDED “AS IS”. GLOBAL CROSSING MAKES NO WARRANTY, EXPRESS OR IMPLIED, UNDER THIS AGREEMENT, AND GLOBAL CROSSING EXPRESSLY DISCLAIMS ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE. Global Crossing’s entire liability and Customer’s exclusive remedies against Global Crossing for any damages arising from any act or omission related to this Exhibit or any Schedule, regardless of the form of action, shall not exceed in any case the NRCs paid by Customer hereunder.

4.                                       If the Facility or the Premises is damaged by fire or other casualty, Global Crossing shall give immediate notice to Customer of such damage. If Global Crossing’s landlord or Global Crossing exercises an option to terminate the lease therefor due to such damage, or Global Crossing’s landlord or Global Crossing decides not to rebuild the Facility or the Premises, the Schedule shall terminate as of the date of such exercise or decision as to the affected Premises. If neither the landlord of the affected Facility nor Global Crossing exercises the right to terminate or not to rebuild, the landlord or Global Crossing, as applicable, shall repair the Facility and/or the Premises to substantially the same condition as prior to the damage, completing the same with reasonable speed. In such event Customer shall also have the option to terminate the MSM Services.

G.                                    General Terms

1.                                       Title. Nothing in this Exhibit or in any Schedule shall create or vest in Customer any right, title or interest in the Service or its configuration, or in the Premises, or the Facility, other than the right to use the same during the term of the applicable Schedule under the terms and conditions of this Exhibit.

2.                                       Compliance with Laws and Regulations. Each Party will comply with all applicable laws, regulations, rules, and ordinances. Without limiting the foregoing, Customer shall not utilize the Facility for any unlawful purposes, nor shall Customer assign, mortgage, sublease, encumber or otherwise transfer any right granted hereunder.

H.                                    Definitions

As used in this Agreement, the following Initial-Capitalized terms shall have the meanings ascribed to them:

“Exhibit” means this MSM Access Exhibit between Global Crossing and Customer, attached to and incorporated into the Carrier Service Agreement between Customer and Global Crossing.

“Customer” means the Customer identified on the first page of this Exhibit.

“Customer Interface” means the Customer side of the NFDP.

“Effective Date” means the date on which this Exhibit and the applicable MSM Access Schedule is signed by Global Crossing.

“Facility” means the building where the Premises are located.

“Global Crossing” means Global Crossing Bandwidth, Inc. and any company under common control, directly or indirectly, with Global Crossing which supports it in the provision of the Service.

“Global Crossing POP” means a network Point of Presence maintained by Global Crossing. A Global Crossing POP may also incorporate Telehouse functionality, where Global Crossing determines to establish a Global Crossing POP supporting MSM Access at a Telehouse.

“Local Access Interface Equipment” means a jack or “tie down” for purposes of connecting a circuit at the Customer Interface. This equipment is the responsibility of Customer or its subcontractor.

“Mid Span Meet Access Service” means connectivity between the Global Crossing network Point of Presence and a Network Fiber Distribution Panel (“NFDP”) owned and maintained by Global Crossing on Global Crossing Premises.

“Premises” means the Global Crossing Premises, specified by street address, floor and room (if applicable) at which MSM Access is provided to Customer.

“NFDP” means Network Fiber Distribution Panel supplied by Global Crossing for purposes of interfacing with Customer-provided fiber. Selection of NFDP equipment shall be at the discretion of Global Crossing.

“Party” means either Global Crossing or Customer, and “Parties” means both Global Crossing and Customer.

“Service” means Mid Span Meet Access Service.

“Service Commencement Date” means the date when Customer is notified that the Service ordered is being provided to the Customer Interface.

Exhibit V(a)

MSM ACCESS SCHEDULE # 1

1.                                       Rates and Charges

The following Rates and Charges apply to the Service:

Monthly Recurring Charge*		$200
Non-Recurring Charge*		$2,000
If applicable, Make Ready Fee	$	TBD

Monthly Recurring Charge and Non-Recurring Charged are waived for one OC-12 port at 511 11th Avenue South Minneapolis MN, so long as Eschelon pulls fiber for said port.

2.                                       Location of the Service:

The location of the Service is Global Crossing’s premises at 511 11th Avenue South, Minneapolis, MN.

3.                                       Initial Term:

The Initial Term of the Service is two (2) years.

4.                                       Scheduled Commencement Date: Upon Installation